SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 16)*

                         CROWN CORK & SEAL COMPANY, INC.
                        ---------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                        ---------------------------------
                         (Title of Class of Securities)

                                   228255-10-5
                        ---------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement __.

               (A fee is not required only if the filing  person:
               (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and
               (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

               *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

               The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               13G

CUSIP No. 228255-10-5

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Connelly Foundation

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                         (b) / /

3         SEC USE ONLY


4         CITIZENSHIP OR PLACE OF ORGANIZATION

             Pennsylvania

  Number of shares         5       SOLE VOTING POWER
beneficially owned by
each reporting person                 7,838,150
       with
                           6       SHARED VOTING POWER



                           7       SOLE DISPOSITIVE POWER

                                      7,838,150

                           8       SHARED DISPOSITIVE POWER



9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             7,838,150

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            / /


11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             8.65%

12        TYPE OF REPORTING PERSON*

             CO

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A)      NAME OF ISSUER:

               CROWN CORK & SEAL COMPANY, INC.

ITEM 1(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               9300 ASHTON ROAD
               PHILADELPHIA, PA 19136

ITEM 2(A)     NAME OF PERSON FILING:

              CONNELLY FOUNDATION

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              ONE TOWER BRIDGE, SUITE 1450
              WEST CONSHOHOCKEN, PA 19428

ITEM 2(C)     CITIZENSHIP:

              PENNSYLVANIA

ITEM 2(D)     TITLE OF CLASS OF SECURITIES:

              COMMON STOCK

ITEM 2(E)     CUSIP NUMBER:

              228255-10-5

ITEM 3        NOT APPLICABLE

ITEM 4        OWNERSHIP:

              AS OF DECEMBER 31, 1995, THE PERSON REPORTING OWNED BENEFICIALLY (WITH SOLE VOTING AND DISPOSITIVE POWER) 7,838,150 SHARES, OR 8.65% OF THE COMMON STOCK OF THE ISSUER.

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              NOT APPLICABLE

ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              NOT APPLICABLE.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              NOT APPLICABLE.

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              NOT APPLICABLE.

ITEM 9        NOTICE OF DISSOLUTION OF GROUP:

              NOT APPLICABLE.

ITEM 10       CERTIFICATION:

              NOT APPLICABLE.


       AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, CORRECT AND COMPLETE.

DATE: JANUARY 22, 1996


                                        CONNELLY FOUNDATION

                                        BY: /S/ JOSEPHINE C. MANDEVILLE
                                           ----------------------------------
                                             JOSEPHINE C. MANDEVILLE
                                             PRESIDENT